UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) August 11, 2025 (July 28, 2025)

TEXAS MINERAL RESOURCES CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-53482	87-0294969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

527 21st Street #44

Galveston, TX 77550

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, Including Area Code: (915) 369-2133

Securities registered or to be registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

INTRODUCTORY NOTE

As previously announced in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 12, 2025 (“February 12 Form 8-K”), Texas Mineral Resources Corp. (the “Company”) entered into a loan and securities purchase agreement (“Loan Agreement” or “Loan Agreements”) on February 10, 2025 with thirteen accredited investors, pursuant to which the thirteen accredited investors agreed to lend the Company an aggregate principal amount of $848,000, convertible into up to 2,826,667 shares of common stock, par value $0.01 per share (“Common Stock), at a fixed conversion rate of $0.30 per share.

On February 20, 2025, the Company announced in a Form 8-K filed with the SEC (“February 20 Form 8-K”) the closing of the $848,000 in debt financing as contemplated by the Loan Agreements and the issuance of unsecured promissory notes (“Notes”) evidencing the $848,000 of debt financing, convertible into up to 2,826,667 shares of Common Stock at a fixed conversion rate of $0.30 per share. Additionally in the February 20 Form 8-K, the Company announced the entry into Loan Agreements on February 18, 2025 and the closing on February 20, 2025 of an additional $250,000 in debt financing evidenced by Notes in the aggregate principal amount of $250,000, convertible into up to 833,333 shares of Common Stock at a fixed conversion rate of $0.30 per share.

As of August 9, 2025, holders of all of the Notes issued in February 2025, representing an aggregate principal amount of $1,098,000 of debt issued pursuant to the Loan Agreements as disclosed in the February 12 Form 8-K and February 20 Form 8-K (collectively, the “February 2025 Forms 8-K”), converted their Notes into an aggregate of 3,660,000 shares of Common Stock pursuant to the terms of the fixed conversion rate set forth in the Notes as described in the February 2025 Forms 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in “Introductory Note” and Item 8.01 of this Report is incorporated herewith by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The February 2025 Forms 8-K previously reported the issuance of the Notes in the aggregate principal amount of $1,098,000, convertible into an aggregate of 3,660,000 shares of Common Stock, and such February 2025 Forms 8-K stated that the issuance of the Notes was, and the issuance of the underlying 3,660,000 shares of Common Stock would be, issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(a)(2) thereof, to fifteen “accredited investors” as defined in Rule 501 of Regulation D promulgated by the SEC without the use of any general solicitation or advertising to market or otherwise offer the securities for sale. In fact, the issuance of the 3,660,000 shares of Common Stock upon conversion of the Notes was issued in accordance therewith.

On July 22, 2025, the Company issued an aggregate of 164,327 shares of Common Stock to its directors in lieu of cash directors’ fees. These shares of Common Stock were issued, in reliance on the exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, without the use of any general solicitation or advertising to market or otherwise offer the securities for sale.

Item 8.01. Other Events.

On February 20, 2025, pursuant to the closing of the $848,000 of debt financing in accordance with the Loan Agreements dated February 10, 2025, the Company issued to thirteen accredited investors Notes (i) in the principal amount of $848,000, (ii) that did not bear interest, (iii) had a maturity date of August 10, 2025, and (iv) were convertible, at the option of the holders, into shares of Common Stock at a conversion price of $0.30 per share for up to 2,826,667 shares of Common Stock.

On February 20, 2025, pursuant to the closing of the $250,000 of debt financing in accordance with the Loan Agreements dated February 18, 2025, the Company issued to two accredited investors Notes (i) in the principal amount of $250,000, (ii) that did not bear interest, (iii) had a maturity date of August 10, 2025, and (iv) were convertible, at the option of the holders, into shares of Common Stock at a conversion price of $0.30 per share for up to 833,333 shares of Common Stock.

As of August 9, 2025, the Notes in an aggregate principal amount of $1,098,000 (comprising 100% of the Notes issued in February 2025 and disclosed in the February 2025 Forms 8-K) were converted by the holders into an aggregate of 3,660,000 shares of Common Stock pursuant to the terms of the fixed conversion rate in the Notes as described in the February 2025 Forms 8-K. Notes in the principal amount of $678,000 converted into Common Stock between August 6 and August 9, 2025, with the balance of the conversions being effected between July 28 and July 31, 2025.

As a result of the conversion of the Notes in the aggregate principal amount of $1,098,000 into an aggregate of 3,660,000 shares of Common Stock, these Notes have been extinguished in full. As previously disclosed in the February 2025 Forms 8-K, the purchasers of the Notes received, as additional consideration for entering into the Loan Agreements, five-year warrants to purchase an aggregate of up to 10,980,000 shares of Common Stock at a purchase price of $0.30 per share, provided that if the resale of the underlying shares of Common Stock may not be effected pursuant to an effective resale registration statement, the warrants provide for a net issuance exercise (“Warrants”). These Warrants remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS MINERAL RESOURCES CORP.

Date: August 11, 2025	By:	/s/ Wm. Chris Mathers
Name: Wm. Chris Mathers
Title: Chief Financial Officer